IGEN NETWORKS CORP.

NEWS RELEASE

IGEN AMENDS DISTRIBUTION AGREEMENT

AND ANNOUNCES FIRST SPECTRUM BUILD-OUT

September 29, 2010

IGEN Networks Corp. (IGEN: OTCBB)

Washington, D.C.

Mr. Robert Nealon reports:

IGEN has amended and improved its exclusive distribution agreement with MachLink Inc. to include an expanded distribution area utilizing its proprietary broadband technology. The Company is now concentrating on its first licensed spectrum build-out in Grand Prairie, Alberta, Canada. Grand Prairie has an underserved rural population of 22,000 households plus businesses and oil and gas field monitoring. IGEN has purchased the necessary equipment and has an established tower in place to meet the rural customer needs. This first licensed broadband spectrum establishes a foothold that will allow IGEN to build through this corridor a series of broadband locations, each site with a 55 kilometer radius that will service a much larger population and business base. The Company’s distribution approach is to use bonded independent contractors to install and commission systems at the customer premises.  This first broadband spectrum license will place IGEN into a solid cash flow position that will enable all future growth and allow the company to expand on the identified 15 spectrums that are currently available to the Company.

Mr. Nealon quotes “The market for IGEN’s services are clearly demonstrated.  There is a pent-up demand for internet services, especially in rural and remote areas where there is no real alternative to the Company’s offerings.  The Company’s other service portfolio elements; telephony and video on demand are also clearly in demand.  The Company’s telephone product will be very attractively priced compared to the alternative services, including a long distance package that offers attractive calling options at a fraction of the price for similar services.”

The company recognizes an opportunity to take part in the world’s fastest growing communications market with an innovative technical approach to bring communications services to rural America’s and conquer the digital divide. As long as a grade-school child living on a farm cannot research a science project, or a high school student living on a remote Indian reservation cannot submit a college application or an entrepreneur in a rural hamlet cannot order spare parts, or a local law enforcement officer cannot download pictures of a missing child without traveling to a city or town that has broadband Internet access, we cannot turn back from these challenges.

About IGEN Networks Corp

IGEN Networks is in the business of providing high-speed Internet, Phone and Data services to rural communities in trade areas up to a radius of 55 kilometer from the main broadband connections, at a fraction of the cost of competing technologies. IGEN's licensed technology, developed by Machlink, uses near line-of-sight radio in the UHF band to deliver signals from the Company's radio masts to customer premises. The market for high-speed Internet has been proven as an essential part of education, social interaction, the delivery of goods and services (including government goods and services) and financial matters. It has become an essential part of the fabric of life for most Countries. The Company will compete on the basis of superior quality of service and superior technology in these mostly rural areas.  The current network design is capable of offering download speeds of up to 12 Mbps (typically 7) and upload speeds of up to 1.5 Mbps. IGEN Networks Corp. aims to offer consumers a choice of 3 High Speed Internet, Voice and Data packages to suit various levels of service, from the very basic internet and voice requirements to heavy-use requirements.

    On behalf of the Board of Directors

    IGEN Networks Corp.

    "Robert Nealon"

    Chairman of the Board

CONTACT: please contact the Company's Investor Relations at 866-497-0287, Chief Financial Officer at 202-507-3400; or Stuart Brame at 202-507-3391 and also by email at info@igen-networks.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995; This release may contain forward-looking statements that are affected by known and unknown risk, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statement. The Company does not intend to update this information and disclaims any legal liability to the contrary.